Exhibit 10.6

FORM OF

TAX RECEIVABLE AGREEMENT

among

CORE & MAIN, INC.,

CORE & MAIN HOLDINGS, LP

and

EACH LIMITED PARTNER OF

CORE & MAIN HOLDINGS, LP LISTED ON ANNEX A

Dated as of

ARTICLE I. DEFINITIONS		2

1.1.	Definitions	2

1.2.	Terms Generally	13

ARTICLE II. DETERMINATION OF CERTAIN REALIZED TAX BENEFITS		15

2.1.	Tax Benefit Schedule	15

2.2.	Procedure, Amendments	16

2.3.	Consistency with Tax Returns	17

ARTICLE III. TAX BENEFIT PAYMENTS		17

3.1.	Payments	17

3.2.	Duplicative Payments	18

3.3.	Pro Rata Payments; Coordination of Benefits	19

ARTICLE IV. TERMINATION		19

4.1.	Early Termination, Change in Control and Breach of Agreement	19

4.2.	Early Termination Notice	22

4.3.	Payment upon Early Termination	22

ARTICLE V. SUBORDINATION AND LATE PAYMENTS		23

5.1.	Subordination	23

5.2.	Late Payments by Corporate Taxpayer	23

ARTICLE VI. NO DISPUTES; CONSISTENCY; COOPERATION		24

6.1.	Participation in Corporate Taxpayer’s and Holdings’ Tax Matters	24

6.2.	Consistency	24

6.3.	Cooperation	24

ARTICLE VII. MISCELLANEOUS		25

7.1.	Notices	25

7.2.	Counterparts	26

7.3.	Entire Agreement; Third Party Beneficiaries	26

7.4.	Severability	26

7.5.	Successors; Assignment; Amendments; Waivers	26

7.6.	Titles and Subtitles	27

i

7.7.	Governing Law; Jurisdiction; Waiver of Jury Trial	27

7.8.	Reconciliation	29

7.9.	Withholding	30

7.10.	Admission of Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets	30

7.11.	Confidentiality	31

7.12.	Change in Law	31

7.13.	Independent Nature of Partnership Interest Holders’ Rights and Obligations	32

7.14.	Limited Partnership Agreement/Exchange Agreement	32

ii

This TAX RECEIVABLE AGREEMENT (“Agreement”), dated as of [•] and effective upon the consummation of the Reorganization Transactions (as defined in the Reorganization Agreement (as defined below)) and prior to the IPO Closing (as defined below), is hereby entered into by and among Core & Main, Inc., a Delaware corporation (“Corporate Taxpayer”), Core & Main Holdings, LP, a Delaware limited partnership (“Holdings”), each Partnership Interest Holder (as defined below), and each of the successors and assigns thereto.

RECITALS

WHEREAS, in connection with the initial public offering of Class A Common Stock (as defined below) of Corporate Taxpayer (the “IPO”), Holdings will, pursuant to the Reorganization Agreement, enter into a series of transactions to reorganize its structure;

WHEREAS, the limited partnership interests in Holdings are and will be classified as partnership interests (“Partnership Interests”);

WHEREAS, Holdings is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, Corporate Taxpayer will be the General Partner of Holdings on or about the date of the IPO Closing (as defined below), and holds or will hold on or about the date of the IPO Closing, directly or indirectly, Partnership Interests;

WHEREAS, each holder of Partnership Interests listed on Annex A (each a “Partnership Interest Holder”, and, for the avoidance of doubt, such term shall include former holders of Partnership Interests entitled to current or future payments pursuant to this Agreement) may exchange its Partnership Interests (or, in the case of a “disguised sale” described under Section 707 of the Code (as defined below), be deemed to exchange other interests in Holdings or its assets) for (a) Class A Common Stock of Corporate Taxpayer, in accordance with and subject to the provisions of the Exchange Agreement (as defined below) and (b) the amounts payable pursuant to and subject to the terms of this Agreement in respect of such exchange (or deemed exchange);

WHEREAS, each Exchanged Owner (as defined below) acquired or will acquire stock in Corporate Taxpayer as a result of a Contribution (as defined below);

WHEREAS, Holdings and any direct or indirect subsidiary (owned through a chain of pass-through entities) of Holdings that is treated as a partnership for U.S. federal income tax purposes (together with Holdings and any direct or indirect subsidiary (owned through a chain of pass-through entities) of Holdings that is treated as a disregarded entity for U.S. federal income tax purposes, the “Holdings Group”) will have in effect an election under Section 754 of the Code as provided under Section 2.1(c) for the taxable year in which any Exchange (as defined below) occurs, which election will result in an adjustment to Corporate Taxpayer’s share of the tax basis of the assets owned by the Holdings Group as of the date of the Exchange, with a consequent result on the taxable income subsequently derived therefrom;

WHEREAS, the income, gain, loss, deduction and other Tax (as defined below) items of Corporate Taxpayer and its consolidated Subsidiaries may be affected by (i) the Basis Adjustments (as defined below), (ii) the Common Basis (as defined below), (iii) any Interest Amount (as defined below) paid, (iv) the Imputed Interest (as defined below) and (v) Former Limited Partner Tax Receivable Agreement Items (as defined below);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments, the Common Basis, any Interest Amount paid and the Imputed Interest on the liability for Taxes of Corporate Taxpayer;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Definitions. As used in this Agreement, the terms set forth in this ARTICLE I shall have the following meanings.

“Advisory Firm” means any accounting firm or any law firm that, in either case, is nationally recognized as being expert in tax matters.

“Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the specified Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.2(b) of this Agreement.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 732, 755 and 1012 of the Code (in situations where, following an Exchange, a Merger, or a merger or liquidation of Corporate Taxpayer’s consolidated Subsidiaries, Holdings becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 743(b), 754 and 755 of the Code (in situations where, following an Exchange, a Merger ,or a merger or liquidation of Corporate Taxpayer’s consolidated Subsidiaries, Holdings is not an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) and the Treasury Regulations promulgated thereunder and, in each case, comparable sections of state and local tax laws, in each case in respect of which Corporate Taxpayer may be entitled to the deductions as a result of (i) an Exchange by a Partnership Interest Holder and (ii) the payments made to Partnership Interest Holders pursuant to this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange shall be determined without regard to any Pre-Exchange Transfers (and as if any such Pre-Exchange Transfers had not occurred). As required by Section 2.1(c), Corporate Taxpayer will ensure that an election under Section 754 of the Code is in effect at all times for Holdings and each of its direct and indirect subsidiaries (until Holdings and each of its direct and indirect subsidiaries becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes). The amount of any Basis Adjustment shall be determined using the Market Value at the time of the Exchange.

“Blended Rate” means, with respect to any taxable year, the sum of the effective rates of tax imposed on the aggregate net income of Corporate Taxpayer in each state or local jurisdiction in which Corporate Taxpayer files Tax Returns for such taxable year, with the maximum effective rate in any state or local jurisdiction being equal to the product of: (i) the apportionment factor on the income or franchise Tax Return filed by Corporate Taxpayer in such jurisdiction for such taxable year, and (ii) the maximum applicable corporate tax rate in effect in such jurisdiction in such taxable year. As an illustration of the calculation of Blended Rate for a taxable year, if Corporate Taxpayer solely files Tax Returns in State 1 and State 2 in a taxable year, the maximum applicable corporate tax rates in effect in such states in such taxable year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such taxable year are 55% and 45%, respectively, then the Blended Rate for such taxable year is equal to 6.05% (i.e., 6.5% times 55% plus 5.5% times 45%).

“Board” means the Board of Directors of Corporate Taxpayer.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.

“CD&R Representative” means Clayton, Dubilier & Rice, LLC or its designated successor.

A “Change in Control” shall be deemed to have occurred upon:

(i)

the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Corporate Taxpayer’s assets (determined on a consolidated basis) to any “person” or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) other than to any Subsidiary of Corporate Taxpayer; provided, that, for clarity and notwithstanding anything to the contrary, neither the approval of nor consummation of a transaction treated for U.S. federal income tax purposes as a liquidation into Corporate Taxpayer of its consolidated Subsidiaries or merger of such entities into one another or Corporate Taxpayer will constitute a “Change in Control”;

(ii)

the merger or consolidation of Corporate Taxpayer with any other person, other than a merger or consolidation where both (A) such merger or consolidation would result in the Voting Securities of Corporate Taxpayer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 50% of the total voting power represented by the Voting Securities of Corporate Taxpayer or such surviving entity outstanding immediately after such merger or consolidation and (B) the Board immediately prior to the merger or consolidation constitutes at least a majority of the board of directors or Corporate Taxpayer or such surviving entity;

(iii)	the shareholders of Corporate Taxpayer approve a plan of complete liquidation or dissolution of Corporate Taxpayer;

(iv)

the acquisition, directly or indirectly, by any “person” or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) (other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of Corporate Taxpayer; (b) a corporation or other entity owned, directly or indirectly, by the stockholders of Corporate Taxpayer in substantially the same proportions as their ownership of stock of Corporate Taxpayer; or (c) Affiliates of Clayton, Dubilier & Rice Fund X, L.P.) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Voting Securities of Corporate Taxpayer; or

(v)

the following individuals cease for any reason to constitute a majority of the number of directors of Corporate Taxpayer then serving: individuals who, at the IPO Closing, constitute the Board and any new director whose appointment or election by the Board or nomination for election by Corporate Taxpayer’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the IPO Closing or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (v).

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Corporate Taxpayer, having the rights to be set forth in the Amended and Restated Certificate of Incorporation.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Common Basis” means, without duplication, Transferred Basis and IPO Basis.

“Contribution” means the contribution of Partnership Interests to Corporate Taxpayer by CD&R Waterworks Holdings, L.P. and Core & Main Management Feeder, LLC in exchange for Class A Common Stock (for the avoidance of doubt, other than pursuant to an Exchange).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the Preamble of this Agreement and includes any predecessor entities.

“Corporate Taxpayer Return” means the federal, state or local Tax Return, as applicable, of Corporate Taxpayer or any consolidated Subsidiary of Corporate Taxpayer (or any Tax Return filed for a consolidated, affiliated, combined or unitary group of which Corporate Taxpayer or any consolidated Subsidiary of Corporate Taxpayer is a member) filed with respect to Taxes of any taxable year.

“Cumulative Net Realized Tax Benefit” means for a taxable year the cumulative amount of Realized Tax Benefits for all taxable years or portions thereof of (i) Corporate Taxpayer, (ii) its consolidated Subsidiaries, and (iii) without duplication, Holdings and its Subsidiaries, up to and including such taxable year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each taxable year or portion thereof shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination. If a Cumulative Net Realized Tax Benefit is being calculated with respect to a portion of a taxable year, then calculations of the Cumulative Net Realized Tax Benefit (including determinations relating to Basis Adjustments, Common Basis, Former Limited Partner Tax Receivable Agreement Items and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the taxable year had closed on the relevant date.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.3(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2 of this Agreement.

“Exchange” means an acquisition or purchase or redemption, as determined for U.S. federal income tax purposes, of Partnership Interests (or, in the case of a “disguised sale” described under Section 707 of the Code, of other interests in Holdings or its assets) by Corporate Taxpayer, Holdings or any of Holdings’ consolidated Subsidiaries from a person (other than Corporate Taxpayer or any of its consolidated Subsidiaries) who is party to this Agreement (including a permitted transferee under Section 7.5 who is a party by reason of a joinder), including by way of an exchange of Corporate Taxpayer shares for Partnership Interests, in each case occurring on or after the date of this Agreement. For the avoidance of doubt, an Exchange includes (i) any disguised sale of an interest in Holdings under Section 707 of the Code that occurs by reason of the distribution of proceeds from Holdings on or near the date of an Exchange and the contribution of cash by Corporate Taxpayer or any of its consolidated Subsidiaries on or near the date thereof; and (ii) any disguised sale occurring in connection with the exchange right described in the Limited Partnership Agreement or the Exchange Agreement. Any reference in this Agreement to Partnership Interests “Exchanged” is intended to denote Partnership Interests that were, or are, the subject of an Exchange.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement entered into by and among the Corporate Taxpayer, Holdings, and certain holders of Partnership Interests dated on or about the date hereof, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Exchange Basis Schedule” has the meaning set forth in Section 2.1(d) of this Agreement.

“Exchange Date” means the date of any Exchange.

“Exchanged Owner” has the meaning set forth in the Former Limited Partner Tax Receivable Agreement.

“Expert” has the meaning set forth in Section 7.8 of this Agreement.

“Former Limited Partner Tax Receivable Agreement” means the Tax Receivable Agreement entered into as of the date hereof by and among Corporate Taxpayer, Holdings, and certain stockholders of Corporate Taxpayer, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Former Limited Partner Tax Receivable Agreement Items” means “Exchanged Owner Basis” and “Pre-Merger Tax Attributes” as defined in the Former Limited Partner Tax Receivable Agreement.

“Holdings Group” has the meaning set forth in the Recitals of this Agreement.

“Hypothetical Federal Tax Liability” means, with respect to any taxable year or portion thereof, the liability for U.S. federal income Taxes for such taxable year or portion thereof of (i) Corporate Taxpayer, (ii) its consolidated Subsidiaries and (iii) without duplication, Holdings, but only with respect to Corporate Taxpayer and its consolidated Subsidiaries’ pro rata shares of the U.S. federal income Tax liability of Holdings and its Subsidiaries for such taxable year or portion thereof, in each case using the same methods, elections, conventions and similar practices used on the relevant federal Corporate Taxpayer Return but (i) using the Non-Stepped Up Tax Basis, (ii) excluding any deduction attributable to Imputed Interest for the taxable year, (iii) excluding any deduction attributable to Former Limited Partner Tax Receivable Agreement Items and (iv) deducting the Hypothetical Other Tax Liability (in lieu of any amount for state or local tax liabilities, and only if such a deduction in respect of state and local tax liabilities is available with respect to the applicable taxable year or portion thereof). For the avoidance of doubt, the Hypothetical Federal Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to or available as a result of any Basis Adjustment, Common Basis, Former Limited Partner Tax Receivable Agreement Item, Imputed Interest or the deduction in respect of any Hypothetical Other Tax Liability, as applicable. If a Hypothetical Federal Tax Liability is being calculated with respect to a portion of a taxable year, then calculations of the Hypothetical Federal Tax Liability (including determinations relating to Basis Adjustments, Former Limited Partner Tax Receivable Agreement Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the taxable year had closed on the relevant date.

“Hypothetical Other Tax Liability” means, with respect to any taxable year or portion thereof, the U.S. federal taxable income determined in connection with calculating the Hypothetical Federal Tax Liability for such Taxable Year (determined without regard to clause (iv) thereof) multiplied by the Blended Rate for such taxable year.

“Hypothetical Tax Liability” means, with respect to any taxable year, the Hypothetical Federal Tax Liability for such taxable year, plus the Hypothetical Other Tax Liability for such taxable year.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to Corporate Taxpayer’s payment obligations under this Agreement or the Former Limited Partner Tax Receivable Agreement.

“Initial Debt Documents” has the meaning set forth in Section 4.1(b) of this Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“IPO” has the meaning set forth in the Recitals of this Agreement.

“IPO Basis” means the Tax basis of the Reference Assets that are depreciable or amortizable for U.S. federal income tax purposes, in respect of which Corporate Taxpayer may be entitled to deductions as a result of Corporate Taxpayer’s acquisition of Partnership Interests with the net proceeds from the IPO, in a percentage equal to the percentage of Partnership Interests held by Partnership Interest Holders immediately prior to the Reorganization.

“IPO Closing” means the closing of the sale of the shares of Class A Common Stock in the IPO (without giving effect to any exercise of the underwriters’ option to acquire additional shares of Class A Common Stock).

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Reuters Screen page “LIBOR01” (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period. If Corporate Taxpayer has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then Corporate Taxpayer shall (as determined by Corporate Taxpayer to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of Corporate Taxpayer and Holdings, as may be necessary or appropriate, in the reasonable judgment of Corporate Taxpayer, to effect the provisions of this Section. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by Corporate Taxpayer.

“Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Holdings, dated on or about the date hereof, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Market Value” shall mean the closing price per share of the Class A Common Stock on the applicable determination date on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported by the Wall Street Journal (or other mutually acceptable electronic or print publication); provided, that if the closing price is not reported by the Wall Street Journal (or such other mutually acceptable electronic or print publication) for the applicable determination date, then the “Market Value” shall mean the closing price of the Class A Common Stock on the Business Day immediately preceding such determination date on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported by the Wall Street Journal (or such other mutually acceptable electronic or print publication); provided, further, that if the Class A Common Stock is not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the fair market value of the Class A Common Stock on the applicable determination date, as determined by the Board in good faith.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (b) each trust naming only one or more of the Persons listed in sub-clause (a) as beneficiaries.

“Merger” has the meaning set forth in the Former Limited Partner Tax Receivable Agreement.

“Net Tax Benefit” means for any taxable year the amount equal to 85% of the Cumulative Net Realized Tax Benefit, if any, as of the end of such taxable year (or portion thereof).

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made and if the Common Basis were equal to zero.

“Objection Notice” has the meaning set forth in Section 2.2(a) of this Agreement.

“Partnership Interest Holder” has the meaning set forth in the Recitals of this Agreement.

“Partnership Interests” has the meaning set forth in the Recitals of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a governmental entity.

“Pre-Exchange Transfer” means, with respect to a Partnership Interest (or, in the case of a “disguised sale” described under Section 707 of the Code, other interests in Holdings or its assets), any transfer (including upon the death of a Partnership Interest Holder) (i) that occurs prior to an Exchange of such Partnership Interest (or such other interests in Holdings or its assets) and (ii) to which Section 734(b) or 743(b) of the Code applies.

“Realized Tax Benefit” means, for a taxable year (or portion thereof), the excess, if any, of the Hypothetical Tax Liability for such taxable year (or portion thereof) over the actual liability for Taxes for such taxable year (or portion thereof) of (i) Corporate Taxpayer, (ii) its consolidated Subsidiaries, and (iii) without duplication, Holdings and its Subsidiaries, but only with respect to Corporate Taxpayer and its consolidated Subsidiaries’ pro rata shares of the Tax liability of Holdings and its Subsidiaries for such taxable year (or portion thereof). If all or a portion of the actual liability for such Taxes for the taxable year arises as a result of an audit by a Taxing Authority of any taxable year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination. If an “actual liability” for Taxes is being calculated with respect to a portion of a taxable year, then calculations of such actual liability (including determinations relating to Basis Adjustments, Common Basis, Former Limited Partner Tax Receivable Agreement Basis Items and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the taxable year had closed on the relevant date.

“Realized Tax Detriment” means, for a taxable year (or portion thereof), the excess, if any, of the actual liability for Taxes for such taxable year (or portion thereof) of (i) Corporate Taxpayer, (ii) its consolidated Subsidiaries, and (iii) without duplication, Holdings and its Subsidiaries, but only with respect to Corporate Taxpayer and its consolidated Subsidiaries’ pro rata shares of the Tax liability of Holdings and its Subsidiaries for such taxable year (or portion thereof) over the Hypothetical Tax Liability for such taxable year (or portion thereof). If all or a portion of the actual liability for such Taxes for the taxable year arises as a result of an audit by a Taxing Authority of any taxable year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination. If an “actual liability” for Taxes is being calculated with respect to a portion of a taxable year, then calculations of such actual liability (including determinations relating Basis Adjustments, Common Basis, Former Limited Partner Tax Receivable Agreement Basis Items and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the taxable year had closed on the relevant date.

“Reconciliation Dispute” has the meaning set forth in Section 7.8 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.2(a) of this Agreement.

“Reference Asset” means (a) with respect to any Exchange, an asset that is held by the Holdings Group, at the time of such Exchange and (b) any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Reorganization Agreement” means that certain Master Reorganization Agreement dated as of [•], 2021 by and among Corporate Taxpayer, Holdings, CD&R Associates X Waterworks, L.P., CD&R Waterworks Holdings GP, Ltd., CD&R WW Holdings, L.P., CD&R Waterworks Holdings, L.P., Core & Main Management Feeder, LLC, Core & Main GP, LLC, CD&R Plumb Buyer, LLC, CD&R Fund X Waterworks B1, L.P., CD&R Fund X-A Waterworks B, L.P., CD&R WW Holdings, LLC, CD&R WW, LLC, CD&R WW Advisor, LLC, Brooks Merger Sub 1, Inc. and Brooks Merger Sub 2, Inc.

“Schedule” means any of the following: (i) a Tax Benefit Schedule, or (ii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall control the management of any such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” has the meaning set forth in Section 2.1(a) of this Agreement.

“Tax Return” means any return, declaration, election, report or similar statement filed or required to be filed with a Taxing Authority with respect to Taxes (including any attached schedules), including any information return, claim for refund, declaration of estimated Tax, and amendments of any of the foregoing.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Transferred Basis” means the Tax basis of the Reference Assets that are depreciable or amortizable for U.S. federal income tax purposes, in respect of which Corporate Taxpayer may be entitled to deductions as a result of an Exchange or Contribution by a Partnership Interest Holder.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each taxable year ending on or after such Early Termination Date, Corporate Taxpayer and its consolidated Subsidiaries will have taxable income sufficient to fully use the tax items arising from the Basis Adjustments, Common Basis, Former Limited Partner Tax Receivable Agreement Items and Imputed Interest) during such taxable year (including, for the avoidance of doubt, Basis Adjustments that would result from post-Early Termination Date Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) the U.S. federal, state and local income tax rates (and, if applicable, foreign income tax rates) that will be in effect for each such taxable year will be those specified for each such taxable year by the Code and other law as in effect on the Early Termination Date (but taking into account for the applicable taxable years adjustments to the tax rates that have been enacted as of the Early Termination Date with a delayed effective date), (3) any loss carryovers generated by any Basis Adjustment, Common Basis, Former Limited Partner Tax

Receivable Agreement Items or Imputed Interest, and available as of the Early Termination Date will be used by Corporate Taxpayer on a pro rata basis from the Early Termination Date through the earlier of the scheduled expiration date of such loss carryovers and the fifth (5th) anniversary of the Early Termination Date, (4) any non-amortizable assets (other than stock of Corporate Taxpayer’s consolidated Subsidiaries with which Corporate Taxpayer files a consolidated return) will be disposed of in a taxable sale on the fifteenth anniversary of the applicable Basis Adjustment for an amount sufficient to fully use the Basis Adjustments with respect to such assets and any short-term investments (including cash equivalents) will be disposed of 12 months following the Early Termination Date; provided that, in the event of a Change in Control which includes a taxable sale of any relevant asset, such non-amortizable assets shall be deemed disposed of at the time of the Change in Control (if earlier than such fifteenth anniversary), (5) if, on the Early Termination Date, a Partnership Interest Holder has Partnership Interests that have not been Exchanged, then each such Partnership Interest shall be deemed to be Exchanged for the Market Value of the Class A Common Stock on the Early Termination Date, and such Partnership Interest Holder shall be deemed to receive the amount of cash such Partnership Interest Holder would have been entitled to pursuant to this Agreement had such Partnership Interests actually been Exchanged on the Early Termination Date , determined using the Valuation Assumptions and (6) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

“Voting Securities” shall mean any securities of Corporate Taxpayer which are entitled to vote generally on matters submitted for a vote of Corporate Taxpayer’s stockholders or generally in the election of the Board.

1.2. Terms Generally. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Articles”, “Exhibits”, “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g) references to any Person include the successors and permitted assigns of such Person;

(h) the use of the words “or”, “either” and “any” shall not be exclusive;

(i) the word “or” shall be construed to be used in the inclusive sense of “and/or”;

(j) wherever a conflict exists between this Agreement and any other agreement among parties hereto, this Agreement shall control but solely to the extent of such conflict;

(k) references to “$” or “dollars” means the lawful currency of the United States of America;

(l) references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(m) the parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties that this Agreement shall be construed as if drafted collectively by the parties hereto, and that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II.

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

2.1. Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within one hundred and twenty (120) calendar days after the due date (taking into account valid extensions) of the U.S. federal income Tax Return of Corporate Taxpayer (or its consolidated Subsidiaries, as applicable) for any taxable year in which there is a Realized Tax Benefit or Realized Tax Detriment, Corporate Taxpayer shall provide to the CD&R Representative a schedule showing in reasonable detail the calculation of the Realized Tax Benefit or Realized Tax Detriment for such taxable year and any Tax Benefit Payment in respect of each Partnership Interest Holder (other than any former Partnership Interest Holder that has no rights to further payments under this Agreement) (a “Tax Benefit Schedule”). The Tax Benefit Schedules provided by Corporate Taxpayer will become final as provided in Section 2.2(a) and may be amended as provided in Section 2.2(b).

(b) Applicable Principles. Subject to Section 3.3(a), the Realized Tax Benefit or Realized Tax Detriment for each taxable year is intended to measure the decrease or increase in the actual liability for Taxes of Corporate Taxpayer and its consolidated Subsidiaries (and Holdings and its Subsidiaries, as applicable and without duplication) for such taxable year (or portion thereof) attributable to the Basis Adjustments, Common Basis, Former Limited Partner Tax Receivable Agreement Items and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes of Corporate Taxpayer and its consolidated Subsidiaries (and Holdings and its Subsidiaries, as applicable and without duplication) will take into account any deduction in respect of Imputed Interest. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments, Former Limited Partner Tax Receivable Agreement Basis Adjustments and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. The parties agree that (i) all Tax Benefit Payments to a Partnership Interest Holder attributable to the Basis Adjustments and the Common Basis in respect of a taxable Exchange will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments in respect of such Partnership Interest Holder to Reference Assets for Corporate Taxpayer or its consolidated Subsidiaries, as applicable, in the year of payment and (ii) as a result, such additional Basis Adjustments in respect of such Partnership Interest Holder will be incorporated into the current year calculation and into future year calculations, as appropriate. The parties agree that (i) all Tax Benefit Payments (other than the portion of the Tax Benefit Payments treated as Imputed Interest thereon) attributable to Common Basis in connection with a Contribution will be treated as other property or money for purposes of Section 351 of the Code and will not be treated as a dividend and (ii) the actual tax liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest.

(c) Holdings Group Section 754 Elections. Notwithstanding anything to the contrary, in its capacity as the sole managing member of Holdings, Corporate Taxpayer will ensure that, on and after the date hereof and continuing throughout the term of this Agreement, Holdings and any other member of the Holdings Group that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each taxable year.

(d) Exchange Basis Schedule. If requested by the CD&R Representative no later than 30 days prior to the due date (without taking into account any permitted extensions) of the U.S. federal income Tax Return of Corporate Taxpayer (or its consolidated Subsidiaries, as applicable), Corporate Taxpayer shall, no later than the date the Tax Benefit Schedule for the applicable year is delivered, deliver to the CD&R Representative a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement for each Partnership Interest Holder, (i) the Non-Stepped Up Tax Basis of the Reference Assets in respect of such Partnership Interest Holder as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Reference Assets in respect of such Partnership Interest Holder as a result of the Exchanges effected in the taxable year (or, if requested, effected in prior taxable years) by such Partnership Interest Holder, calculated in the aggregate, (iii) the Common Basis, (iv) the period (or periods) over which the Reference Assets in respect of such Partnership Interest Holder are amortizable and/or depreciable and (v) the period (or periods) over which each Basis Adjustment and the Common Basis in respect of such Partnership Interest Holder is amortizable and/or depreciable.

2.2. Procedure; Amendments.

(a) Procedure. Every time Corporate Taxpayer delivers to the CD&R Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.2(b) and any Early Termination Schedule or amended Early Termination Schedule, Corporate Taxpayer shall also (i) allow the CD&R Representative reasonable access, at Corporate Taxpayer’s sole cost, to the appropriate representatives, as determined by Corporate Taxpayer, at Corporate Taxpayer and the Advisory Firm that prepared the relevant Corporate Taxpayer Returns in connection with a review of such Schedule and (ii) provide a copy of the applicable Schedule upon request to any Partnership Interest Holder if such Partnership Interest Holder holds five percent (5%) or more of the present value of all Early Termination Payments under this Agreement (measured by present value of payments due under this Agreement, using the present value calculation and assumptions described under Section 4.3(b) below assuming for such purpose the Early Termination Date is the date the applicable Schedule is delivered). Without limiting the application of the preceding sentence, Corporate Taxpayer shall, upon request, deliver to the CD&R Representative the relevant Corporate Taxpayer Returns as well as any other work papers and supporting schedules but shall be entitled to redact any information that it reasonably believes is unnecessary for purposes of the calculations contemplated by this Agreement. Without limiting the generality of the foregoing, Corporate Taxpayer shall ensure that any such Schedule, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall, subject to the final sentence of this Section 2.2(a), become final and binding on each Partnership Interest Holder and the CD&R Representative thirty (30) calendar days from the first date on which Corporate Taxpayer sent the CD&R Representative the applicable Schedule or amendment thereto unless (a) the CD&R Representative within thirty (30) calendar days after the date Corporate Taxpayer sent such Schedule or amendment thereto provides Corporate Taxpayer with written notice of a material objection to such Schedule made in good faith (an “Objection Notice”) or (b) the CD&R Representative provides a written waiver of the right of the CD&R Representative to provide any Objection Notice with respect to such Schedule or amendment thereto within the period described in clause (i), in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by Corporate Taxpayer. If the parties are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by Corporate Taxpayer of the Objection Notice, the parties shall employ the reconciliation procedures described in Section 7.8 of this Agreement (the “Reconciliation Procedures”). If a Schedule (or any “Schedule” (as defined in the Former Limited Partner Tax

Receivable Agreement)) relating to the calculation of payments payable to any Partnership Interest Holder or any of their respective Affiliates hereunder (or to any recipient under the Former Limited Partner Tax Receivable Agreement) is amended to reflect a revised calculation methodology that, if utilized in the calculation of amounts payable to one or more other Partnership Interest Holders, would change the amounts payable to such other Persons hereunder, Corporate Taxpayer shall utilize such revised methodology with respect to all Partnership Interest Holders and make additional payments (or reduce future payments), as applicable.

(b) Amended Schedule. The applicable Schedule for any taxable year may be amended from time to time by Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to the CD&R Representative, (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such taxable year attributable to a carryback or carryforward of a loss or other tax item to such taxable year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such taxable year attributable to an amended Tax Return filed for such taxable year, or (vi) to take into account payments made pursuant to this Agreement or under the Former Limited Partner Tax Receivable Agreement (any such Schedule, an “Amended Schedule”).

2.3. Consistency with Tax Returns. Notwithstanding anything to the contrary herein, all calculations and determinations hereunder, including Basis Adjustments, Former Limited Partner Tax Receivable Agreement Basis Adjustments the Schedules, and the determination of the Realized Tax Benefit or Realized Tax Detriment, shall be made in accordance with any elections, methodologies or positions taken on the relevant Corporate Taxpayer Returns.

ARTICLE III.

TAX BENEFIT PAYMENTS

3.1. Payments.

(a) Payments. Subject to Section 3.3, within five (5) Business Days after all the Tax Benefit Schedules with respect to the taxable year delivered to the CD&R Representative and any Partnership Interest Holder entitled to receive a Tax Benefit Schedule pursuant to this Agreement become final in accordance with Article II of this Agreement, Corporate Taxpayer shall pay or cause to be paid to each applicable Partnership Interest Holder for such taxable year such Partnership Interest Holder’s Tax Benefit Payment (if any) determined pursuant to Section 3.1(b). Each such payment shall be made, at the sole discretion of Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to the bank account previously designated by the applicable Partnership Interest Holder to Corporate Taxpayer or as otherwise agreed by Corporate Taxpayer and the applicable Partnership Interest Holder. [Notwithstanding anything herein to the contrary, the aggregate payments to a Partnership Interest Holder under this Agreement shall not exceed [•%] in respect of an Exchange and [•%] in respect of a Contribution of the fair market value of the consideration received by a Partnership Interest Holder in connection with the transactions contemplated by this Agreement and the Reorganization Agreement.]

(b) A “Tax Benefit Payment” in respect of a Partnership Interest Holder for a taxable year means an aggregate amount, not less than zero, which Corporate Taxpayer is required to pay or cause to be paid pursuant to Section 3.1 of this Agreement, equal to the sum of the Net Tax Benefit allocable to such Partnership Interest Holder and the Interest Amount in respect of such Partnership Interest Holder. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Partnership Interests in Exchanges, unless otherwise required by law, as reasonably determined by Corporate Taxpayer. The Net Tax Benefit allocable to such Partnership Interest Holder for a taxable year shall be an amount equal to the portion of such Net Tax Benefit derived from any Basis Adjustment, Common Basis or Imputed Interest that is attributable to such Partnership Interest Holder as of the end of such taxable year (or portion thereof) over the total amount of payments previously made under this Section 3.1 in respect of such Partnership Interest Holder (excluding payments of Interest Amounts); provided, for the avoidance of doubt, that a Partnership Interest Holder shall not be required to return any portion of any previously made Tax Benefit Payment except in the case of manifest error. The “Interest Amount” in respect of such Partnership Interest Holder for a taxable year (or portion thereof) shall equal the interest on the portion of the Net Tax Benefit allocable to such Partnership Interest Holder with respect to such taxable year (or portion thereof) calculated at the Agreed Rate compounded annually from the due date (without extensions) for filing the U.S. federal income Tax Return of Corporate Taxpayer for such taxable year until the earlier of (i) the Payment Date or (ii) the date on which Corporate Taxpayer makes the relevant Tax Benefit Payment due on such Payment Date. The Net Tax Benefit allocable to such Partnership Interest Holder and the Interest Amount shall be determined separately with respect to each separate Exchange on an individual basis by reference to the resulting Basis Adjustment to Corporate Taxpayer.

3.2. Duplicative Payments. It is intended that the provisions of this Agreement will not result in a duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of (i) this Agreement, subject to ARTICLE IV and Section 7.12 and (ii) the Former Limited Partner Tax Receivable Agreement, subject to Article IV and Section 7.12 of the Former Limited Partner Tax Receivable Agreement, will result in 85% of the Cumulative Net Realized Tax Benefit (but calculated taking into account all Exchanges by all Partnership Interest Holders as of any time and all Mergers by all Exchanged Owners) as of any determination date being paid in the aggregate to the Partnership Interest Holders pursuant to this Agreement and the Exchanged Owners pursuant to the Former Limited Partner Tax Receivable Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

3.3. Pro Rata Payments; Coordination of Benefits.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate tax benefit of Corporate Taxpayer, or its consolidated Subsidiaries, as applicable, with respect to the Basis Adjustments, Common Basis, Former Limited Partner Tax Receivable Agreement Items and Imputed Interest is limited in a particular taxable year because Corporate Taxpayer or its consolidated Subsidiaries, as applicable, do not have sufficient taxable income to utilize the tax benefits with respect to the Basis Adjustments, Common Basis, Former Limited Partner Tax Receivable Agreement Items or Imputed Interest or any other limitation prevents the use of such tax benefits, the Tax Benefit Payments and “Tax Benefit Payments” (as defined in the Former Limited Partner Tax Receivable Agreement) payable shall be allocated among all parties eligible for payments hereunder and under the Former Limited Partner Tax Receivable Agreement in proportion to the respective amounts of the Tax Benefit Payment or “Tax Benefit Payment” (as defined in the Former Limited Partner Tax Receivable Agreement) that would have been paid to each such party if Corporate Taxpayer and, as applicable, its consolidated Subsidiaries, had sufficient taxable income so that there were no such limitation (or such other limitations did not apply).

(b) After taking into account Section 3.3(a), if for any reason Corporate Taxpayer does not fully satisfy its payment obligations to make or cause to be made all Tax Benefit Payments due under this Agreement in respect of a particular taxable year, then Corporate Taxpayer and the parties agree that no Tax Benefit Payment shall be made in respect of any taxable year until all Tax Benefit Payments in respect of prior taxable years have been made in full. If for any reason the Tax Benefit Payments are to be partially but not fully satisfied with respect to a taxable year, such Tax Benefit Payments shall be made in the same proportion as the Tax Benefit Payments that would have been paid to each Partnership Interest Holder if Corporate Taxpayer were to satisfy its obligation in full.

ARTICLE IV.

TERMINATION

4.1. Early Termination, Change in Control and Breach of Agreement.

(a) Corporate Taxpayer may, with the consent of a majority of the disinterested members of the Board in accordance with the Delaware General Corporation Law, terminate this Agreement with respect to all amounts payable to (i) all of the Partnership Interest Holders (including, for the avoidance of doubt, any transferee pursuant to Section 7.5(a)) at any time by paying or causing to be paid to each such Partnership Interest Holder an Early Termination Payment and (ii) any Partnership Interest Holder that is a natural person; provided, however, in each case that this Agreement shall only terminate with respect to any such Partnership Interest Holder upon the payment of such Early Termination Payment to such Partnership Interest Holder, and provided, further, that Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of an Early Termination Payment to any Partnership Interest Holder, neither such Partnership Interest Holder nor Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any Tax Benefit Payment (1) agreed to by Corporate Taxpayer and such Partnership Interest Holder as due and payable but unpaid as of the Early Termination Date, (2) that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement, and (3) due for the taxable year ending with or including the Early Termination Date (except to the extent that the amounts described in clauses (1), (2) and (3) are included in the calculation of the Early Termination Payment). Notwithstanding the foregoing, Corporate Taxpayer may not terminate this Agreement pursuant to this Section 4.1(a) unless (i) no further payments are required under the Former Limited Partner Tax Receivable Agreement or (2) the Former Limited Partner Tax Receivable Agreement is terminated pursuant to Section 4.1(a) of the Former Limited Partner Tax Receivable Agreement concurrently with the termination of this Agreement pursuant to this Section 4.1(a). If an Exchange occurs with respect to Partnership Interests (or other interests in the company or its assets pursuant to a “disguised sale” transaction for U.S. federal income tax purposes) with respect to which Corporate Taxpayer has previously paid or cause to be paid to the applicable Partnership Interest Holder an Early Termination Payment, Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that there occurs a Change in Control or Corporate Taxpayer (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder, under the Former Limited Partner Tax Receivable Agreement, or by operation of law as a result of the rejection of this Agreement in a case commenced under the United States Bankruptcy Code or otherwise or (2)(A) commences any case, proceeding or other action (i) under any existing or future law of any jurisdiction , domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (B) there is commenced against Corporate Taxpayer any case, proceeding or other action of the nature described in clause (B) above that remains undismissed or undischarged for a period of sixty (60) calendar days, then all obligations hereunder shall be accelerated, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change in Control or breach, as applicable, to each Partnership Interest Holder and shall include (1) each Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such Change in Control or breach (and Corporate Taxpayer shall provide each Partnership Interest Holder with an Early Termination Schedule, which shall become final in accordance with the procedures set forth in Section 4.2), (2) any Tax Benefit Payment agreed to by

Corporate Taxpayer and any Partnership Interest Holder as due and payable but unpaid as of the date of such Change in Control or breach, as applicable, (3) any Tax Benefit Payment that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement, and (4) any Tax Benefit Payment due for the taxable year ending with or including the date of such Change in Control or breach, as applicable (except to the extent that the amounts described in clauses (2), (3) and (4) are included in the calculation of the amount described in clause (1)). Notwithstanding the foregoing, in the event that Corporate Taxpayer materially breaches this Agreement, each Partnership Interest Holder shall be entitled to elect to receive the amounts set forth in clauses (1), (2), (3) and (4) above or to seek specific performance of the terms hereof. The parties agree that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if Corporate Taxpayer fails to make or cause to be made any Tax Benefit Payment (or portion thereof) when due to the extent that the Board determines in good faith that Corporate Taxpayer has insufficient funds (taking into account funds of its consolidated Subsidiaries that are permitted to be distributed to Corporate Taxpayer (in contemplation of this Agreement or otherwise) pursuant to the terms of any applicable credit agreements or other documents evidencing indebtedness (each as interpreted by the Board in good faith), including any available funds under any revolving credit facility of Holdings or its consolidated Subsidiaries, but not taking into account funds of Subsidiaries that are not permitted to be distributed pursuant to the terms of such credit agreements or other documents and not taking into account funds reasonably reserved for reasonably expected liabilities or expenses) to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Board determines in good faith that (x) Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by credit agreements or any other documents evidencing indebtedness to which Holdings or any of its Subsidiaries is a party, guarantor or otherwise an obligor as of the date of this Agreement (the “Initial Debt Documents”) or any other document evidencing indebtedness to which Holdings or any of its Subsidiaries becomes a party, guarantor or otherwise an obligor thereafter to the extent the terms of such other documents are not materially more restrictive in respect of Corporate Taxpayer’s ability to receive from its Subsidiaries funds sufficient to make such payments compared to the terms of the Initial Debt Documents (as determined by the Board in good faith); provided, however, that Corporate Taxpayer uses good faith efforts to remove such limitations to the extent required to make such interest payments unless such efforts could have an adverse effect on Corporate Taxpayer, Holdings or their Subsidiaries, or (y) such payments could (I) be set aside as fraudulent transfers or conveyances or similar actions under fraudulent transfer laws or (II) could cause Corporate Taxpayer or its consolidated Subsidiaries to be undercapitalized, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

(c) Refinancing of the Initial Debt Documents. Without the consent of the CD&R Representative, Corporate Taxpayer shall not incur additional indebtedness, enter into any new credit agreement or refinance any Initial Debt Document that, in each case, has terms more restrictive in respect of Corporate Taxpayer’s ability to make payments under this Agreement than the Initial Debt Documents.

4.2. Early Termination Notice. If Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, Corporate Taxpayer shall deliver to the CD&R Representative and each Partnership Interest Holder notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for each Partnership Interest Holder. The Early Termination Schedule provided to a Partnership Interest Holder shall become final and binding on each Partnership Interest Holder and the CD&R Representative thirty (30) calendar days from the first date on which Corporate Taxpayer sent the CD&R Representative such Early Termination Schedule unless (a) the CD&R Representative within thirty (30) calendar days after the date Corporate Taxpayer sent such Schedule or amendment thereto provides Corporate Taxpayer with an Objection Notice with respect to such Early Termination Schedule or (b) the applicable Partnership Interest Holder provides a written waiver of the right of the CD&R Representative to provide any Objection Notice with respect to such Schedule or amendment thereto within the period described in clause (a), in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by Corporate Taxpayer. If Corporate Taxpayer and the CD&R Representative, for any reason, are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by Corporate Taxpayer of the Objection Notice, Corporate Taxpayer and the CD&R Representative shall employ the Reconciliation Procedures. The date on which every Early Termination Schedule under this Agreement becomes final with respect to all Partnership Interest Holders in accordance with this Section 4.2 shall be the “Early Termination Effective Date”. If the Early Termination Schedule relating to the calculation of payments payable to any Partnership Interest Holder or any of its respective Affiliates hereunder or to any recipient under the Former Limited Partner Tax Receivable Agreement is amended to reflect a revised calculation methodology that, if utilized in the calculation of amounts payable to one or more other Partnership Interest Holders or such other recipient, would change the amounts payable to such other Persons hereunder or under the Former Limited Partner Tax Receivable Agreement, Corporate Taxpayer shall utilize such revised methodology with respect to all Partnership Interest Holders and make additional payments (or reduce payments, if any), as applicable.

4.3. Payment upon Early Termination.

(a) Within five (5) Business Days after the Early Termination Effective Date, Corporate Taxpayer shall pay or cause to be paid to each Partnership Interest Holder an amount equal to its Early Termination Payment. Such payment shall be made, at the sole discretion of Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to a bank account or accounts designated by the applicable Partnership Interest Holder or as otherwise agreed by Corporate Taxpayer and the Partnership Interest Holder.

(b) An “Early Termination Payment” in respect of a Partnership Interest Holder shall equal the net present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by Corporate Taxpayer to the applicable Partnership Interest Holder under Section 3.1(a) of this Agreement beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V.

SUBORDINATION AND LATE PAYMENTS

5.1. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment (or portion thereof) or Early Termination Payment required to be made to a Partnership Interest Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or the reorganization of Corporate Taxpayer or any Subsidiary thereof), fees, premiums, charges, expenses, attorneys’ fees or other obligations in respect of indebtedness for borrowed money of Corporate Taxpayer (and its consolidated Subsidiaries, if applicable) (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Corporate Taxpayer (and its consolidated Subsidiaries, as applicable) that are not Senior Obligations. Notwithstanding any provision of this Agreement to the contrary, to the extent that Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements, Corporate Taxpayer shall ensure that the terms of any such Tax receivable agreement (other than the Former Limited Partners Tax Receivable Agreement) shall provide that the payments pursuant to this Agreement are considered senior in priority to any payments pursuant to any such future Tax receivable agreement.

5.2. Late Payments by Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to a Partnership Interest Holder when due under the terms of this Agreement shall be payable promptly following the first time at which Corporate Taxpayer is permitted to make such Tax Benefit Payment or Early Termination Payment together with any interest thereon, computed at the Default Rate (or the Agreed Rate, to the extent expressly contemplated by this Agreement) and commencing from, (a) in the case of a Tax Benefit Payment (or portion thereof) due and payable pursuant to Article III, the Payment Date and (b) in the case of an Early Termination Payment or any other payment not described in clause (a) above, from the date on which such payment was due and payable.

ARTICLE VI.

NO DISPUTES; CONSISTENCY; COOPERATION

6.1. Participation in Corporate Taxpayer’s and Holdings’ Tax Matters. Except as otherwise provided herein or in the Reorganization Agreement, Exchange Agreement or Limited Partnership Agreement, Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning Corporate Taxpayer (and its consolidated Subsidiaries), Holdings and their respective Subsidiaries, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, Corporate Taxpayer shall notify the CD&R Representative of, and keep the CD&R Representative reasonably informed with respect to, the portion of any audit of Corporate Taxpayer or Holdings by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the CD&R Representative, any Partnership Interest Holder or any of their respective Affiliates under this Agreement, and shall provide to the CD&R Representative reasonable opportunity to provide information and other input to Corporate Taxpayer, Holdings and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that Corporate Taxpayer and Holdings shall not take any action that is inconsistent with any provision of the Limited Partnership Agreement or Exchange Agreement.

6.2. Consistency. Corporate Taxpayer and each Partnership Interest Holder agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment and any Imputed Interest) in a manner consistent with that specified by Corporate Taxpayer in any Schedule provided by or on behalf of Corporate Taxpayer under this Agreement unless otherwise required by law based on written advice of an Advisory Firm. Corporate Taxpayer shall (and shall cause Holdings and its other Subsidiaries to) use reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority. Each Partnership Interest Holder that intends to report inconsistently with any Schedule provided by or on behalf of Corporate Taxpayer under this Agreement shall provide thirty (30) days advance written notice to Corporate Taxpayer.

6.3. Cooperation. Each Partnership Interest Holder shall (a) furnish to Corporate Taxpayer in a timely manner such information, documents and other materials as Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return, complying with any Tax law, or contesting or defending any audit, examination or controversy with any Taxing Authority or other governmental authority, (b) make itself available to Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. Corporate Taxpayer shall reimburse the Partnership Interest Holder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3. Upon the request of any Partnership Interest Holder, Corporate Taxpayer shall cooperate in taking any action reasonably requested by such Partnership Interest Holder in connection with its tax or financial reporting and/or the consummation of any assignment or transfer of any of such Partnership Interest Holder’s rights and/or obligations under this Agreement, including, without limitation, providing any information or executing any documentation.

ARTICLE VII.

MISCELLANEOUS

7.1. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 7.1):

If to Corporate Taxpayer or Holdings, to:

Core & Main, Inc.

1830 Craig Park Court

St. Louis, Missouri 63146

Email: X

Attention: General Counsel and Secretary

with a copy (which shall not constitute notice) to:

Debevoise and Plimpton LLP

919 Third Avenue

New York, New York 10022

E-mail: pmrodel@debevoise.com

Attention: Paul M. Rodel, Esq.

If to the CD&R Representative or its Affiliates:

Clayton, Dubilier & Rice, LLC

375 Park Avenue,18th Floor

New York, New York 10152

Email: X

Attention: X

with a copy (which shall not constitute notice) to:

Debevoise and Plimpton LLP

919 Third Avenue

New York, New York 10022

E-mail: pmrodel@debevoise.com

Attention: Paul M. Rodel, Esq.

If to any Partnership Interest Holder, to the address and other contact information set forth in the records of Corporate Taxpayer from time to time.

Any party may change its address or e-mail by giving the other party written notice of its new address or e-mail in the manner set forth above.

7.2. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail delivery of a “.pdf” format data file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, by e-mail delivery of a “.pdf” format data file or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.2.

7.3. Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

7.4. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.5. Successors; Assignment; Amendments; Waivers.

(a) A Partnership Interest Holder shall be permitted to transfer any of its rights in whole or in part only upon execution and delivery by the transferee of a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, in which the transferee agrees to become, and accordingly shall be, a “Partnership Interest Holder” for all purposes of this Agreement, except as otherwise provided in such joinder. If the CD&R Representative or one of its Affiliates assigns its rights under this Agreement, such transferee shall also have the rights provided to the CD&R Representative.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by (i) Corporate Taxpayer, (ii) each Partnership Interest Holder party to the Agreement that, together with its Affiliates, would be entitled to ten percent (10%) or more of the present value of all Early Termination Payments under this Agreement (measured by present value of payments due under this Agreement, using the present value calculation and assumptions described under Section 4.3(b) above assuming for such purpose the Early Termination Date is the date the amendment is proposed to the Partnership Interest Holders) and (iii) the CD&R Representative to the extent such amendment would affect the rights of the CD&R Representative or any of its Affiliates, provided that no amendment may be effected that adversely and disproportionately affects the interest of any Partnership Interest Holder without the consent of such Partnership Interest Holder. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Corporate Taxpayer would be required to perform if no such succession had taken place (except to the extent expressly provided by this Agreement and provided that, for the avoidance of doubt, if a Change in Control has occurred and an Early Termination Payment is required to be made then Corporate Taxpayer’s payment obligations shall be determined taking into account the provisions of ARTICLE IV).

7.6. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.7. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708.

(b) The parties irrevocably consent to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the state of Delaware in connection with any action relating to this Agreement and each party agrees (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of such agent, and (ii) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware. Any action against any party relating to the foregoing shall be brought in the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over any action, to the exclusive jurisdiction of the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the action is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware), and any appellate courts of any thereof. To the extent not prohibited by applicable law, each party hereto waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in the above-named courts, any claim that such party is not subject personally to the jurisdiction of such courts, that such party’s property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or the subject matter thereof, may not be enforced in or by such courts.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 7.7(C) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.7(C) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

7.8. Reconciliation. In the event that Corporate Taxpayer and the CD&R Representative are unable to resolve a disagreement with respect to the matters governed by ARTICLE II or ARTICLE IV within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to such parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and (unless Corporate Taxpayer and the CD&R Representative agree otherwise), the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Corporate Taxpayer or the CD&R Representative or its Affiliates or other actual or potential conflict of interest. If the applicable parties are unable to agree on an Expert within fifteen (15) calendar days of the end of the thirty (30) calendar-day period set forth in Section 2.1 or Section 4.2, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. If the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement), the undisputed amount shall be paid on the date prescribed by this Agreement, subject to adjustment upon resolution. For the avoidance of doubt, this Section 7.8 shall not restrict the ability of Corporate Taxpayer or its Affiliates to determine when or whether to file or amend any Tax Return. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne equally by Corporate Taxpayer and the Partnership Interest Holders participating in the Reconciliation Dispute (on a pro rata basis based on relative proportion of all Early Termination Payments under this Agreement, measured by present value of payments due under this Agreement, using the present value calculation and assumptions described under Section 4.3(b) above assuming for such purpose the Early Termination Date is the date the Reconciliation Dispute is resolved). Corporate Taxpayer may withhold payments under this Agreement to collect amounts due under the preceding sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.8 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.8 shall be binding on Corporate Taxpayer and the CD&R Representative or its Affiliates, as applicable, participating in the Reconciliation Dispute and may be entered and enforced in any court having jurisdiction.

7.9. Withholding. Corporate Taxpayer shall be entitled to deduct and withhold or cause to be deducted and withheld from any payment payable pursuant to this Agreement to a Partnership Interest Holder such amounts as Corporate Taxpayer determines in good faith it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law, provided that prior to deducting or withholding any such amounts, Corporate Taxpayer shall notify the applicable Partnership Interest Holder and shall consult in good faith with such Partnership Interest Holder regarding the basis for such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Partnership Interest Holder.

7.10. Admission of Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If Corporate Taxpayer and its consolidated Subsidiaries are or become members of a combined, consolidated, affiliated or unitary group that files a consolidated, combined or unitary income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the relevant group as a whole; and (ii) Tax Benefit Payments, Net Tax Benefit, Cumulative Net Realized Tax Benefit, Realized Tax Benefit, Realized Tax Detriment, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated (or combined or unitary, where applicable) taxable income, gain, loss, deduction and attributes of the relevant group as a whole.

(b) If any entity that is or may be obligated to make a Tax Benefit Payment or Early Termination Payment hereunder, or any entity any portion of the income of which is included in the income of Corporate Taxpayer’s consolidated, combined, affiliated or unitary group, directly or indirectly transfers (as determined for U.S. federal income tax purposes) one or more assets to a Person classified as a corporation for U.S. income tax purposes with which such entity does not file a consolidated income tax return pursuant to Section 1501 et seq. of the Code (or, for purposes of calculations relating to state or local taxes, a consolidated, combined or unitary income tax return under applicable state or local law), such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and, if applicable, determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, increased by the amount of debt that would increase the transferor’s “amount realized” for U.S. federal income tax purposes in connection with such transfer, in the case of a contribution of an encumbered asset (including an interest in an entity classified for U.S. federal income tax purposes as a partnership which has debt outstanding). For the avoidance of doubt, a transaction treated for U.S. federal income tax purposes as a liquidation into Corporate Taxpayer of one or more of its consolidated Subsidiaries or merger of one or more of such entities into one another or Corporate Taxpayer will not cause any such Persons to be treated as having disposed of any of its assets for purposes of this Section 7.10(b). In the event there occurs a transaction described in the preceding sentence, the Tax Benefit Payments and any other amounts due under this Agreement shall be calculated without regard to such transaction.

7.11. Confidentiality. Each Partnership Interest Holder and each of its transferees acknowledge and agree that the information of Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters acquired pursuant to this Agreement of Corporate Taxpayer and its Affiliates and successors, learned by the Partnership Interest Holder heretofore or hereafter. This Section 7.11 shall not apply to (i) any information that has been made publicly available by Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the Partnership Interest Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the Partnership Interest Holder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein or in any other agreement, the Partnership Interest Holders and each of their transferees (and each employee, representative or other agent of the Partnership Interest Holders or their transferees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure and any related tax strategies of or relating to Corporate Taxpayer and its Affiliates, the Partnership Interest Holder or transferee, and any of their transactions or agreements, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partnership Interest Holder or transferee relating to such tax treatment and tax structure and any related tax strategies.

If the Partnership Interest Holder or its transferee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.11, Corporate Taxpayer and its Affiliates shall have the right and remedy to have the provisions of this Section 7.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Corporate Taxpayer or its Affiliates and the accounts and funds managed by Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

7.12. Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Partnership Interest Holder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Partnership Interest Holder (or direct or indirect equity holders in such Partnership Interest Holder) upon the IPO, Reorganization Transactions or any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or could have other material adverse tax consequences to the Partnership Interest Holder or any direct or indirect owner of the Partnership Interest Holder, then at the election of the Partnership Interest Holder and to the extent specified by the Partnership Interest Holder, this Agreement shall cease to have further effect with respect to such Partnership Interest Holder and shall for clarity not apply to an Exchange by such Partnership Interest Holder occurring after a date specified by the Partnership Interest Holder.

7.13. Independent Nature of Partnership Interest Holders’ Rights and Obligations. The rights and obligations of each Partnership Interest Holder hereunder are independent of the rights and obligations of any other Partnership Interest Holder hereunder. No Partnership Interest Holder shall be responsible in any way for the performance of the obligations of any other Partnership Interest Holder hereunder, nor shall any Partnership Interest Holder have the right to enforce the rights or obligations of any other Partnership Interest Holder hereunder. The obligations of each Partnership Interest Holder hereunder are solely for the benefit of, and shall be enforceable solely by, Corporate Taxpayer. The decision of each Partnership Interest Holder to enter into this Agreement has been made by such Partnership Interest Holder independently of any other Partnership Interest Holder. Nothing contained herein or in any other agreement or document delivered at any closing (other than the Limited Partnership Agreement and any joinder thereto), and no action taken by any Partnership Interest Holder pursuant hereto or thereto, shall be deemed to constitute the Partnership Interest Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Partnership Interest Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and Corporate Taxpayer acknowledges that the Partnership Interest Holders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

7.14. Limited Partnership Agreement/Exchange Agreement. This Agreement shall be treated as part of the Limited Partnership Agreement and Exchange Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

Core & Main, Inc.

By:
Name:	Stephen O. LeClair
Title:	Chief Executive Officer

Core & Main Holdings, LP

By: [•], its sole member

By:
Name:	Stephen O. LeClair
Title:	Chief Executive Officer

[Signature Page to Continuing Limited Partners Tax Receivable Agreement]

CD&R Waterworks Holdings, L.P.

By: CD&R Waterworks Holdings GP, Ltd., its general partner

By:
Name: Theresa A. Gore Title: Chief Financial Officer and Vice President

Core & Main Management Feeder LLC

By:
Name: Mark R. Witkowski Title: [Vice President]

[Signature Page to Continuing Limited Partners Tax Receivable Agreement]

Exhibit A

Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of [ ], between Core & Main, Inc., a Delaware corporation (“Corporate Taxpayer”), and [ ] (“Permitted Transferee”).

WHEREAS, on [ ], the Permitted Transferee acquired (the “Acquisition”) from [ ] (“Transferor”) the right to receive any and all payments that may become due and payable to Transferor under the Tax Receivable Agreement (as defined below) with respect to Partnership Interests that have been Exchanged or may in the future be Exchanged in Core & Main, LP (the “Applicable Interests”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.5 of the Tax Receivable Agreement, dated as of                 , 2021, between Corporate Taxpayer and each Partnership Interest Holder (as defined therein) (the “Tax Receivable Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Permitted Transferee hereby agrees as follows:

Section 1.1. Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2. Joinder. Permitted Transferee hereby acknowledges and agrees to become, and accordingly shall be, a “Partnership Interest Holder” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement with respect to the Applicable Interests.

Section 1.3. Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.4. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware (without regard to any choice of law rules thereunder).

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

Annex A

List of Partnership Interest Holders

1.	CD&R Waterworks Holdings, L.P.

2.	Core & Main Management Feeder LLC